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[LOGO] EDO Corporation
                                                           FOR IMMEDIATE RELEASE

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                                   Investor Contact:               Company Contact:
60 East 42nd Street, Ste. 5010     Neil Berkman or Melanie Beeler  William J. Frost
New York, NY 10165                 Berkman Associates              Vice President-Administration
212-716-2000                       (310) 277-5162                  (212) 716-2000
                                   info@BerkmanAssociates.com      www.edocorp.com
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         EDO Corporation to Purchase the Assets of Condor Systems, Inc.


     NEW YORK, NEW YORK -- May 28, 2002 -- EDO Corporation (NYSE: EDO) announced today that EDO Acquisition IV Inc., a wholly owned subsidiary, has entered into a definitive agreement for the purchase of substantially all of the assets and businesses of Condor Systems, Inc., a California corporation, and its domestic subsidiary for approximately $112.3 million in cash and assumed liabilities, including accounts payable, obligations relating to employees and standby letters of credit. Condor's board of directors approved the agreement on May 17, 2002. The purchase of assets from Condor and its subsidiary will be made pursuant to Section 363 of the Bankruptcy Code because Condor is in a Chapter 11 proceeding. The transaction is subject to bankruptcy court and other governmental regulatory approvals and conditions customary for transactions of this type. EDO negotiated the purchase agreement with Condor and representatives of Condor's senior bank lenders and its Committee of Unsecured Creditors.

     Condor Systems, Inc., founded in 1980, is a privately held defense electronics firm and a manufacturer of signal intelligence and electronic warfare systems and products.

     James M. Smith, EDO's Chairman, President and CEO said, "We believe that productive and reassuring discussions we have had with Condor's major customers, the agreement of members of Condor's senior management team to transition Condor's business after the transaction closes, and incentives we have put in place to ensure the retention of key technical and management staff will assure a smooth integration of Condor's business into EDO's current operations."

About EDO Corporation

     EDO Corporation (www.EDOcorp.com) supplies highly engineered products for
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governments and industry worldwide, including advanced electronic, electromechanical and information systems and engineered materials critical to the mission success of its customers. The Company's Defense Segment provides integrated front-line war fighting systems, including radar countermeasures systems, aircraft weapons storage and release systems, airborne mine countermeasure systems, integrated combat systems and sonar systems and professional, operational, technical and information technology services. EDO's Space and Communication Segment addresses the needs of the remote sensing, communication, navigation, and electronic warfare industries with ultra-miniature electronics and a broad line of antennas. The Company's Engineered Materials Segment supplies piezoelectric and advanced composites for the communication, navigation, chemical, petrochemical, paper and oil industries, for civilian infrastructure and military applications.

Forward-Looking Statements

     This press release contains statements that are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.


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